Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statements on Form F-3 of our report dated April 11, 2016, relating to the consolidated financial statements of System Link Corporation Limited, its subsidiaries and its variable interest entities, appearing in the Annual Report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the translation of Renminbi amounts to United States dollar amounts for the convenience of readers in the United States) on Form 20-F of The9 Limited for the year ended December 31, 2015. We also consent to the reference to us under the heading “Experts” in such Prospectus, which is part of this Registration Statement.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Shanghai, China

April 11, 2016